CERTIFICATE OF AMENDMENT

OF

BY-LAWS

OF

FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST

(changing name from

“Franklin Templeton Limited Duration Income Trust”

to

“Franklin Limited Duration Income Trust”)

               The undersigned Vice President of Franklin Templeton Limited Duration Income Trust, a Delaware statutory trust (the “Trust”), does hereby certify:

               1.      That a majority of the Board of Trustees of the Trust (the “Board”) approved the amendment to the Trust’s Amended and Restated By-Laws dated June 19, 2003, as amended to date (the “By-Laws”), as set forth in the following resolution adopted and approved at a meeting of the Board duly held on December 6, 2012:

RESOLVED, that pursuant to the authority granted to the Board under Article VIII, Section 2 of the By-Laws and Article IV, Section 3(c) of the Amended and Restated Agreement and Declaration of Trust of the Trust, the By-Laws are hereby amended by deleting the name FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST from the heading of such By-Laws, and every other place where such name appears, and replacing such name with FRANKLIN LIMITED DURATION INCOME TRUST.

               2.      That pursuant to Article VIII, Section 2 of the By-Laws, which governs amendments of the By-Laws, the above amendment to the By-Laws shall be effective as of June 30, 2014.

               IN WITNESS WHEREOF, the undersigned Vice President of the Trust certifies as to the above as of the 14th day of May, 2014.

/s/ Steven J. Gray

Steven J. Gray

                                                            Vice President